FOURTH AMENDMENT TO
SECURITIES PURCHASE AND SALE AGREEMENT

This FOURTH AMENDMENT TO SECURITIES PURCHASE AND SALE AGREEMENT (this “Fourth Amendment”) is entered into and effective as of this 17th day of November, 2010 (the “Effective Date”) by and among Central Energy, LP (“Buyer”), Rio Vista Energy Partners, L.P. (the “Company”) and Penn Octane Corporation (“Seller”).  Buyer, the Company and Seller each a “Party” and collectively the “Parties”.

WHEREAS, the Central Energy, LLC, the Company and Seller entered into that certain Securities Purchase and Sale Agreement dated May 25, 2010 (the “Original Agreement”), which Original SPA was subsequently amended by (a) an Amendment to Securities Purchase and Sale Agreement dated July 1, 2010, (b) a Second Amendment to Securities Purchase and Sale Agreement dated July 8, 2010, (c) a Third Amendment to Securities Purchase and Sale Agreement dated July 21, 2010 and (d) letter agreements dated October 29, 2010 and November 5, 2010 extending the Outside Date (the Original Agreement, as so amended, the “Agreement”).

WHEREAS, pursuant to the provisions of Section 10(c) of the Agreement, Central Energy, LLC has assigned all it its rights and obligations under the Agreement to Buyer and Buyer has agreed to assume and be bound by the terms and provisions of the Agreement as the assignee of Central Energy, LLC.

WHEREAS, the Parties are entering into this Fourth Amendment to further amend the Agreement set out their agreement that a portion of the Purchase Price payable under the Agreement for the Newly Issued Common Units will be in the form of a promissory note payable by Buyer to Company in the principal amount of $1,000,000 (the “Buyer’s Note”) and to set out certain additional amendments to the Agreement.

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.           Purchase Price. The Parties hereby modify and amend existing Section 1(c) of the Agreement to read as follows:

“Purchase Price.   The purchase price for the Newly Issued Common Units shall be Three Million Eight Hundred Sixty Four Thousand Five Hundred Forty One Dollars and No/100 ($3,864,541) (the “Common Unit Purchase Price”).  Two Million Eight Hundred Sixty Four Thousand Five Hundred Forty One Dollars and No/100 ($2,864,541) of the Common Unit Purchase Price shall be payable by Buyer to Company in immediately available funds on the Closing Date.  The remaining One Million Dollars ($1,000,000) of the Common Unit Purchase Price shall be evidenced by a promissory note (the “Buyer’s Note”) in the form attached hereto as Exhibit “A” to be delivered by Buyer to Company on the Closing Date.  The Common Unit Purchase Price to be paid by Buyer to the Company and any additional amounts contributed to the Company at Closing shall be held and utilized by the Company, to the extent necessary, to satisfy Buyer’s conditions to closing set out in Section 5(a)(ii) through (xii) hereof. The purchase price for the GP Interests shall be One Hundred Forty Seven Thousand Nine Hundred and Fifty Nine Dollars and No/100 ($147,959) (the “GP Interest Purchase Price”) which amount shall be payable by Buyer to Seller in immediately available funds on the Closing Date, with the GP Interest Purchase Price then being immediately contributed by Seller to the GP and then by the GP to the Company simultaneously with the Closing (the Common Unit Purchase Price and the GP Interest Purchase Price, collectively, the “Purchase Price”).”  Buyer’s obligations to timely pay the amounts due and payable to Company under the terms of Buyer’s Note will be secured under the terms an escrow agreement, in the form attached hereto as Exhibit “B” (the “Escrow Agreement”) to be executed by Buyer and Company on the Closing Date.

2.           Intercompany Note.  The Parties hereby modify and amend existing Section 1(e) of the Agreement to read as follows:

“Intercompany Note.  At the Closing, the Company agrees to the satisfy out of the Purchase Price that certain Promissory Note between the Seller and the Company (the “Intercompany Note”) for a minimum amount of $1,200,000, subject to adjustment as follows (the “Intercompany Note Settlement Amount”).  Schedule 5(a)(ix) will be updated as of the Closing Date, by mutual agreement of the parties.  If as of the Closing Date, such updated Schedule 5(a)(ix) reflects a Settled Surplus (as such term is defined in Section 5(a)(ix)), then the Intercompany Note Settlement Amount shall be increased by the amount of such Settled Surplus, up to a maximum of $200,000 (resulting in a maximum Intercompany Note Settlement Amount of $1,400,000).”

3.           The Closing.  The Parties hereby modify and amend existing Section 8(a) of the Agreement to read as follows:

“The Closing.  The Closing shall take place at the earliest possible date (the “Closing Date”) under this Agreement, but in any event not later than November 12, 2010 (as the same may be extended, the “Outside Date”) at the offices of counsel for Buyer, SNR Denton US LLP, 2000 McKinney Ave., Suite 1900, Dallas, Texas 75201.  The date on which the Closing actually occurs shall be the Closing Date.”

4.           Documents at Closing.  The Parties hereby modify and amend the existing Section 8(b) of the Agreement as follows:

A.          Section 8(b)(i)(4) is revised to read in its entirety as follows:

“certificates representing the Newly Issued Common Units in the name of Buyer, with 3,156,612 of such Newly Issued Common Units to be held by Company in escrow pursuant to the terms of the Escrow Agreement;

B.	A new Section 8(b)(i)(5) is added which will read as follows with the remaining provisions of Section 8(b)(i) to be renumbered accordingly:

“a duly executed Escrow Agreement;”

C.	A new Section 8(b)(iii)(3) is added which will read as follows with the remaining provisions of Section 8(b)(iii) to be renumbered accordingly:

“a duly executed Escrow Agreement;”

5.           Post Closing.   The Parties hereby amend Article 9 to the Agreement by adding a new subparagraph (b) which will read as follows:

b)           Piggy Back Rights.  If the Company shall determine to prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, then the Company shall send to Seller (so long as Seller is holding Common Units that have not been covered by a registration statement that has been declared or ordered effective), written notice of such determination and if, within 15 business days after receipt of such notice Seller shall so request in writing, the Company shall include in such registration statement the Common Units requested by Seller to be so included.  If Seller decides not to include all of its Common Units in any registration statement thereafter filed by the Company, Seller shall nevertheless continue to have the right to include any Common Units in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein, to the extent all Common Units held by Seller have not been covered by a registration statement that has been declared or ordered effective by the time of such subsequent registration.  If the registration statement under which the Company gives notice under this Section is for an underwritten offering, the right of Seller to be included in a registration pursuant to this Section shall be conditioned upon Seller’s participation in such underwriting and the inclusion of Seller’s Common Units in the underwriting to the extent provided herein.  Seller shall enter into an underwriting agreement in a form substantially similar to the one entered into by the Company with the underwriter or underwriters selected for such underwriting by the Company.  Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to any selling shareholders that shall have exercised a demand registration right; third, on a pro rata basis, to Seller and any other unitholders of the Company exercising incidental registration rights based on the total number of Common Units sought to be registered in such registration by  Seller and such other unitholders of the Company.   If Seller disapproves of the terms of any such underwriting, Seller may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. The foregoing rights shall apply equally to transferees of the Seller who are Affiliates (as defined in the Partnership Agreement) thereof.

6.           Conduct of the Business of the GP.  From the Closing Date until such time as the Senior Obligation under Buyer’s Note (as defined therein) has been paid in full, the Buyer shall cause the GP and the Company to conduct their business in the ordinary course and shall not permit the GP or the Company to do any of the following without first obtaining the written consent of the Insider Group:

a)           incur any indebtedness for borrowed money;

b)           declare or pay any dividend or declare or make any distribution of any kind to any holder of Common Units, or make any direct or indirect redemption, retirement, purchase or other acquisition of any interests in the Company or any of the Company’s Subsidiaries;

c)           issue any equity securities or rights to acquire such equity securities; or

d)           amend this Agreement or the Buyer’s Note.

7.           Acceptance of Terms of the Partnership Agreement.  Buyer agrees that upon its receipt of the Newly Issued Common Units on the Closing Date, it shall be deemed to have (i) requested admission as, and agreed to become, a Limited Partner of the Company and to have agreed to comply with and be bound by and to have executed the First Amended and Restated Agreement of Limited Partnership of the Company (as amended, the “Partnership Agreement”)  (ii) represented and warranted that Buyer has all right, power and authority to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

8.           Acceptance of Terms of the Company Agreement.  Buyer agrees that upon its receipt of the GP Interests on the Closing Date, it shall be deemed to have (i) accepted and agrees to be bound by the Amended and Restated Limited Liability Company Agreement of the General Partner dated as of September 16, 2004, as amended by the First Amendment thereto dated as of October 6, 2006.

9.           Confirmation.  The Parties hereby ratify, confirm, and adopt the Agreement, as amended hereby.  Except as modified hereby, the Agreement shall remain in full force and effect.

10.         Headings.  The headings in this Third Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Third Amendment.

11.         Counterparts. This Third Amendment may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall be considered but one and the same document.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Fourth Amendment as of the first date written above

COMPANY:

Rio Vista Energy Partners, L.P.

By:	Rio Vista, GP LLC
its General Partner

By:	/s/ Ian T. Bothwell
Ian T. Bothwell,
President and Chief Executive Officer

Seller:

Penn Octane Corporation

By:	/s/ Ian T. Bothwell
Name: Ian T. Bothwell
Title Acting Chief Executive Officer and President

BUYER:

Central Energy, LP

By:	/s/ Carter R. Montgomery
Name: Carter R. Montgomery
Title: Managing Member

By:	/s/ Imad Anbouba
Name: Imad Anbouba
Title: Managing Member